UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2016

CIL&D, LLC

(Exact name of registrant as specified in its charter)

Delaware	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., 4th Floor

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTOR OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

The Managing Liquidation Director of CIL&D, LLC (the “Company”) awarded a discretionary bonus to Terry L. Cook, Executive Vice President and General Counsel of the Company, as of April 25, 2016, in the amount of $40,000. The bonus was awarded in recognition of the Mr. Cook’s work and the amount of cash received to date in connection with the previously announced sale of Kaiser Eagle Mountain, LLC and his extra time and efforts working on the liquidation and winding-up of the Company.

As previously reported, in February 2016 Eagle Mountain Acquisition LLC (“Buyer”) the buyer of the Company’s formerly wholly-owned subsidiary, Kaiser Eagle Mountain, LLC (“KEM”), timely paid its Senior Note in the principal amount of $4,250,000. As a result and in accordance with the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, required distributions on the Company’s Class C and D Units were determined and approved as of April 26, 2016. The total amount required to be distributed on the Class C and D Units as a result of the payment of the Senior Note was approximately $181,000. The Class C Units and Class D Units are held by current and former officers of the Company and such units represent an incentive program that was adopted by the Company in 2002 to replace an incentive bonus program that was terminated in 2002.

A distribution on the Company’s Class A Units was also made as discussed in “Item 8.01-Other Events” below.

ITEM 8.01	OTHER EVENTS

Subject to and in accordance with the Company’s Plan of Dissolution and Liquidation, on April 25, 2016, the Company’s Managing Liquidation Director approved a liquidating distribution of $.98 in cash per Class A Unit which totals approximately $6,850,000 in the aggregate being distributed to the Class A members.

In addition to the Company’s cash and investments, the Company’s remaining assets consist primarily of: (i) Buyer’s Junior Note, (ii) its 100% interest in Lake Tamarisk Development, LLC (“Lake Tamarisk”), (iii) its 84.247% ownership interest in Mine Reclamation, LLC, and (iv) its 100% interest in Eagle Mountain Mining & Railroad Company, LLC (“EMMR”).

Buyer’s Junior Promissory note was in the original principal amount of $19,000,000 bearing interest at 5.71% per annum. With the payment of Buyer’s Senior Note, Buyer timely exercised its option to extend the maturity date of the Junior Note from February 29, 2016, to May 31, 2025. Interest on the Junior Note accrues and becomes a part of the principal balance of the Junior Note. The Junior Note provides that the principal amount of the note would increase to $33,106,581 in order to compensate the Company for the full expected value of the Junior Note if the Junior Note was not paid on or before March 31, 2016. Since Buyer did not pay the Junior Note on or prior to March 31, 2016, the principal balance of the Junior Note increased to $33,106,581 as of April 1, 2016. Additionally, the Junior Note requires three separate financial risk payments of (i) $5,000,000 at May 31, 2018, (ii) $7,000,000 at February 28, 2019, and (iii) $8,000,000 at September 30, 2020, if the Junior Note remains outstanding as of those dates and the financing for the proposed Eagle Mountain pump storage hydroelectric project at Eagle Mountain has not closed at such dates (the “Financing Risk Loans”). The first two Financing Risk Loans would bear interest at eight percent (8.00%) per annum and the interest would be paid in cash monthly. If the third Financing Risk Loan should occur, all of the Financing Risk Loans thereafter would bear interest at twelve percent (12%) per annum and the interest would be paid in cash monthly. Each Financing Risk Loan would have a stated maturity of May 31, 2025. There are certain events that accelerate payment of the Junior Note and the Financial Risk Loans, in whole or in part, such as the Project’s receipt of construction financing and the occurrence of an event of default under the Junior Note, the Financial Risk Loans and the documents securing their payment and performance.

EMMR has a mining lease and agreement with KEM which provides EMMR the right to mine certain stock-piled rock and the coarse and fine iron ore tailings at Eagle Mountain. EMMR also owns the Eagle Mountain railroad.

Lake Tamarisk owns real estate at Lake Tamarisk near Desert Center, California including: (i) 65 single family improved lots, including, one residential structure; (ii) 2 multi-family lots totaling 7.4 acres; (iii) 1 commercial lot totaling approximately 3.31 acres; (iv) an approximate 170 acre parcel of unimproved land across the highway from the main entrance to Lake Tamarisk; (v) an approximate 200 acre unimproved parcel adjoining the nine-hole Lake Tamarisk golf course; and (vi) an approximate 39 acre unimproved parcel adjacent to Lake Tamarisk.

The Company is seeking to sell EMMR, Lake Tamarisk and/or all of their respective assets.

Since the liquidation and winding up process for the Company is taking longer than originally anticipated, the Managing Liquidation Director, with concurrence of the Member Representative, extended the term of the Company and the Company’s Second Amended and Restated Operating Agreement for up to an additional three (3) years through May 22, 2019. See “Extension of Term of Second Amended and Restated Operating Agreement of CIL&D, LLC” attached to this report on Form 8-K as Exhibit 99.1.

There is no assurance that there will be any future distributions. As previously disclosed, the liquidation and dissolution process involves substantial risks and uncertainties. Accordingly, it is not possible to predict the timing of future distributions, if any, or the aggregate amount of any future distributions if made.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1 Extension of the Term of the Second Amended and Restated Operating Agreement of CIL&D, LLC dated April 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: April 29, 2016	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

4